Exhibit 10.4

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between
Docket No. 10-133-WA/RB-HC
OPTIMUMBANK HOLDINGS, INC.
Fort Lauderdale, Florida and
FEDERAL RESERVE BANK OF
ATLANTA
Atlanta, Georgia

WHEREAS, OptimumBank Holdings, Inc., Fort Lauderdale, Florida (“Holdings”), a registered bank holding company, owns and controls OptimumBank, Plantation, Florida, a state nonmember bank (“Bank”), and one nonbank subsidiary;

WHEREAS, it is the common goal of Holdings and the Federal Reserve Bank of Atlanta (the “Reserve Bank”) to maintain the financial soundness of Holdings so that Holdings may serve as a source of strength to the Bank;

WHEREAS, Holdings and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on June 18, 2010, the board of directors of Holdings, at a duly constituted meeting, adopted a resolution authorizing and directing Sam Borek to enter into this Agreement on behalf of Holdings, and consenting to compliance with each and every provision of this Agreement by Holdings and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§1813(u) and 1818(b)(3)).

NOW, THEREFORE, Holdings and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of Holdings shall take appropriate steps to fully utilize Holdings’s financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into the Federal Deposit Insurance Corporation (“FDIC”) and the Florida Office of Financial Regulation on April 16, 2010 and any other supervisory action taken by the Bank’s federal or state regulator.

Dividends and Distributions

2. (a) Holdings shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.

(b) Holdings shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) Holdings and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Holdings’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Holdings must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3. (a) Holdings and its nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Holdings shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

4. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Holdings shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. §1831(i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b) Holdings shall comply with the restrictions on indemnification and severance payments of section 18)(k) of the FDI Act (12 U.S.C. §1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

Progress Reports

5. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Communications

6. All communications regarding this Agreement shall be sent to:

(a)	Mr. Steve Wise

Vice President

Federal Reserve Bank of Atlanta

1000 Peachtree Street

Atlanta, Georgia 30309

(b)	Mr. Sam Borek

OptimumBank Holdings, Inc.

Chairman and Acting CEO

2477 East Commercial Boulevard

Fort Lauderdale, Florida 33308

7. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Holdings to comply with any provision of this Agreement.

8. The provisions of this Agreement shall be binding upon Holdings and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

13. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

14. The provisions of this Agreement shall not bar, stop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Holdings, the Bank, the nonbank subsidiary of Holdings, or any of their current or former institution-affiliated parties and their successors and assigns.

15. Pursuant to section 50 of the FDI Act (12 U.S.C. §1831aa) this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 22nd day of June, 2010.

OPTIMUMBANK HOLDINGS, INC.		FEDERAL RESERVE BANK OF ATLANTA

By:	/s/ Sam Borek	By:	/s/ Steve Wise
	Sam Borek		Steve Wise
	Chairman and Acting CEO		Vice President